Exhibit 99.1

STRATA Skin Science Announces Leadership Change

Bob Moccia Steps Down as CEO and Member of the Board

Dr. Dolev Rafaeli, Named New Vice-Chairman, President and CEO

HORSHAM, Pa., Oct. 30, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced that the Board of Directors and Bob Moccia have mutually agreed that Mr. Moccia will step down as the Company’s Chief Executive Officer and member of the Board, as of October 30, 2023. Dr. Dolev Rafaeli has been named the new Vice-Chairman, President andChief Executive Officer (CEO) .

Dr. Rafaeli brings over 30 years of public and private company experience, offering a dynamic and ever-changing business landscape across various industries, encompassing healthcare, medical device, and consumer and industrial services fields. He served as STRATA’s President and CEO from 2018 to 2021 and previously served as the President and CEO of PhotoMedex (Nasdaq: PHMD), the company that developed the technology and the unique go-to-market of the XTRAC® and VTRAC®, and had sold that business to STRATA in 2015, While at PhotoMedex, Dr. Rafaeli increased the global install base to over 2,000 devices and created a unique suite of services that drove the growth in domestic and international recurring revenue sales. During his tenure as CEO of PhotoMedex, from 2011 to 2017, the technology, intellectual property, and clinical application of the products were expanded widely, resulting in over 150 peer-reviewed published clinical studies. Additionally, from 2006 to 2017, he served as the President and CEO of Radiancy Inc., a subsidiary of PhotoMedex. He is also on the Board of Directors of Trukera Medical, formally TearLab Corporation. Dr. Rafaeli graduated with a BSc in industrial engineering and management cum laude and an MSc in operations management summa cum laude from the Technion-Israel Institute of Technology and holds a PhD in business management from Century University and an MBA summa cum laude from Cornell University.

“On behalf of the Board, I would like to thank Bob Moccia for his dedicated leadership and invaluable contributions during his time at the helm of STRATA,” stated Dr. Uri Geiger, Chairman of the Board. “We are optimistic about the Company’s continued growth, and we are pleased to welcome back Dr. Dolev Rafaeli as our new leader to guide us through the pursuit of numerous business objectives. The Board and the STRATA team eagerly anticipate collaborating closely with Dr. Rafaeli and are enthusiastic about the exciting opportunities ahead."

Dr. Rafaeli expressed, “As a long and significant shareholder of the company, it is a privilege to rejoin STRATA as its Vice-Chairman, President, CEO , as I continue to be impressed by the Company's track record and the dedication of its employees. I eagerly anticipate collaborating with the Board to lead the organization as we persist in our commitment to advance and expand our efforts with XTRAC®, VTRAC®, and TheraClear®X, focusing on patients struggling with various dermatologic conditions such as psoriasis, vitiligo, and acne. Together, we will build upon the work of Mr. Moccia and steer STRATA towards even greater accomplishments in the future."

Mr. Moccia added, “It has been a pleasure watching the Company grow. I take great pride in contributing to this outstanding team and look forward to STRATA’s future successes.”

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from the coronavirus, fiscal, and political factors, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital